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Exhibit 99.2

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

10,000,000 Shares of Common Stock Offered Pursuant to
Rights Distributed to Record Stockholders of
Affordable Residential Communities Inc.

To Brokers, Dealers, Custodian Banks,
Trust Companies and Other Nominees:

        This letter is being distributed to brokers, dealers, custodian banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Affordable Residential Communities Inc. ("ARC") of shares of its common stock, par value $0.01 per share (the "Common Stock") pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record ("Recordholders") of shares Common Stock at 5:00 p.m., New York City time, on [    •    ] (the "Record Date"). The Rights are described in ARC's Prospectus, dated [    •    ] (the "Prospectus").

        In the Rights Offering, ARC is offering an aggregate of 10,000,000 shares of Common Stock pursuant to the Prospectus.

        The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on [    •    ], unless extended in the sole discretion of ARC (as it may be extended, the "Expiration Date").

        Each Right will allow you to subscribe for 0.242 shares of common stock (the "Subscription Privilege") at the cash price of $8.00 per share (the "Subscription Price"). As fractional shares of common stock will not be issued, you need to hold at least five Rights in order to purchase one share of Common Stock pursuant to your Subscription Privilege.

        The Rights are evidenced by a non-transferable Rights certificate (a "Subscription Rights Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner as of the Record Date.

        We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, custodian bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

        Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights.

        All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by ARC or the Subscription Agent. Enclosed are copies of the following documents:

  1.
  Prospectus;

  2.
  Instruction as to Use of ARC's Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by ARC);

  3.
  A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

  4.
  Nominee Holder Certification; and

  5.
  A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

        Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise the Rights held in your name on behalf of your self or other beneficial owners. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire without value.

        Additional copies of the enclosed materials may be obtained by contacting the information agent for the Rights Offering, Innisfree M&A Incorporated, at (888) 750-5834.

Very truly yours,
Affordable Residential Communities Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ARC, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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Form of Letter to Brokers, Dealers, Trust Companies and Other Nominees